Exhibit 99.1

Contact:	Julie McDowell Vice President, Corporate Communications 610-948-2836

FOR IMMEDIATE RELEASE	April 14, 2004

TELEFLEX ANNOUNCES FIRST QUARTER 2004 RESULTS;
REVENUES INCREASED 17% TO $638 MILLION

Limerick, PA — Teleflex Incorporated (NYSE: TFX) announced today that revenues for the first quarter ended March 28, 2004 increased 17 percent to $638.0 million compared to $546.2 million for the first quarter of 2003. Net income in the quarter increased to $29.5 million compared to $29.2 million in the prior year. Diluted earnings per share were 73 cents compared with 74 cents for the same period a year ago. In the first quarter of 2003, results included a 5 cent per share gain from the sale of an investment.

     “Overall, Teleflex delivered a solid performance in the first quarter,” commented Jeffrey P. Black, president and chief executive officer. “During the quarter, we continued to make progress on our strategic initiatives to accelerate core growth, improve productivity and strengthen global operations. We had broad-based revenue improvement with increases in the Commercial, Medical and Aerospace segments and earnings were in line with our plans for the year. Orders for the company overall were up 23 percent on strong growth in both the Commercial and Medical segments.”

     Mr. Black added, “Our focus as the year goes on will be on improving productivity, reducing working capital and generating cash flow from operations while we transition to a more unified global organization positioned for future growth. At this time, we continue to expect earnings for the year to be in the range of $3.10 to $3.20 with accelerated earnings growth in the second half of the year.”

     For the first quarter, core growth contributed to revenue increases across all three business segments – Commercial, Medical and Aerospace. Revenue growth of 17 percent in the quarter consisted of 5 percent from core business, 6 percent from currency translation and 6 percent from acquisitions. Operating profit improved in both Commercial and Medical, while Aerospace operating profit declined.

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     For the quarter, Commercial Segment sales were $350.8 million, an increase of 17 percent over the same period last year. Segment results included double-digit revenue gains for products in all three markets, Automotive, Marine and Industrial. Automotive sales benefited from stronger European currencies and increased volume for shifter systems and electronic throttle controls. Marine and Industrial sales improved as a result of higher volume in both the marine OEM and aftermarket coupled with increases in sales of products for industrial vehicle markets. Commercial Segment operating profit in the quarter was up 2 percent over 2003. Operating profit gains in Marine and Industrial offset the negative impact of expenses related to a new global program launch in Automotive and reduced production of alternative fuel vehicles in North America and Europe.

     Medical Segment sales were $150.6 million, an increase of 27 percent compared to the same period last year. Health Care Supply reported higher sales largely due to stronger foreign currencies with core sales growth in urology, anesthesia and specialty device products providing the remainder of the growth. Surgical Devices sales improved primarily as a result of the cardiothoracic devices acquisition in 2003. Medical Segment operating profit gained 20 percent on higher volume in Health Care Supply and acquisitions in Surgical Devices.

     Aerospace Segment sales were $136.6 million, increasing 6 percent compared to the same period last year. Higher volume in Manufactured Components and Repair Services served to offset a slight decline in Cargo Systems and a decline in sales for Industrial Gas Turbine Services related to reduced volume for engineering services. Operating profit for the Aerospace Segment declined 16 percent or $300,000 due to adverse product mix and continued pricing pressure. Results in the quarter reflect expenses related to the closure of a facility in the Manufactured Components product line.

     Cash flow from operations in the first quarter was $18.5 million compared to $27.2 million a year ago. The balance sheet continues to provide a strong foundation for future growth with total debt to total capitalization of 30 percent.

     As previously announced, Teleflex will comment on first quarter 2004 results on a conference call to be held Thursday, April 15, at 10:00 a.m. (ET). The call will be archived and available on the company’s website at www.teleflex.com.

The figures are as follows:

COMPARATIVE SUMMARY OF REVENUES AND EARNINGS
(Unaudited)

			Percent
Three Months Ended	March 28, 2004	March 30, 2003	Change
Sales
Commercial	$350,815,000	$299,811,000	17%
Medical	150,600,000	118,145,000	27%
Aerospace	136,590,000	128,265,000	6%

Total	$638,005,000	$546,221,000	17%

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COMPARATIVE SUMMARY OF REVENUES AND EARNINGS (continued)
(Unaudited)

			Percent
Three Months Ended	March 28, 2004	March 30, 2003	Change
Operating profit
Commercial	$29,750,000	$29,127,000	2%
Medical	22,906,000	19,047,000	20%
Aerospace	1,613,000	1,913,000	(16%)

Total	$54,269,000	$50,087,000	8%
Less:
Interest expense	6,775,000	6,565,000	3%
Corporate expenses	6,561,000	5,055,000	30%
Gain on asset sale	—	(3,068,000)	—

Income before taxes	40,933,000	41,535,000	(1%)
Taxes on income	11,461,000	12,294,000	(7%)

Net income	$29,472,000	$29,241,000	1%

Earnings per share:
Basic	$.74	$.74	—
Diluted	$.73	$.74	(1%)
Average common shares outstanding:
Basic	39,990,000	39,446,000
Diluted	40,457,000	39,700,000

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 28, 2004	December 28, 2003
Assets
Current assets
Cash and cash equivalents	$62,898,000	$56,580,000
Accounts receivable, net	517,737,000	478,433,000
Inventories	448,086,000	443,145,000
Prepaid expenses	24,636,000	28,029,000

	1,053,357,000	1,006,187,000
Property, plant and equipment, net	655,501,000	667,619,000
Goodwill	288,612,000	289,644,000
Intangibles and other assets	108,621,000	111,868,000
Investments in affiliates	35,339,000	35,295,000

	$2,141,430,000	$2,110,613,000

Liabilities and shareholders’ equity
Current liabilities
Current borrowings	$233,270,000	$226,103,000
Accounts payable and accrued expenses	340,231,000	343,935,000
Income taxes payable	44,857,000	42,633,000

	618,358,000	612,671,000
Long-term borrowings	222,872,000	229,882,000
Deferred income taxes and other	212,473,000	205,758,000

	1,053,703,000	1,048,311,000
Shareholders’ equity	1,087,727,000	1,062,302,000

	$2,141,430,000	$2,110,613,000

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CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

Three Months Ended	March 28, 2004	March 30, 2003
Cash flows from operating activities	$18,537,000	$27,177,000
Cash flows from financing activities:
Reduction in long-term borrowings	(4,851,000)	(6,292,000)
Increase in current borrowings and demand loans	6,984,000	25,206,000
Stock compensation plans	10,168,000	476,000
Dividends	(8,000,000)	(7,100,000)

	4,301,000	12,290,000

Cash flows from investing activities:
Expenditures for plant assets	(16,387,000)	(21,831,000)
Payments for businesses acquired	—	(22,916,000)
Proceeds from sale of businesses and assets	—	4,728,000
Investment in affiliates and other	(133,000)	(840,000)

	(16,520,000)	(40,859,000)

Net increase (decrease) in cash and cash equivalents	6,318,000	(1,392,000)
Cash and cash equivalents at the beginning of the period	56,580,000	44,494,000

Cash and cash equivalents at the end of the period	$62,898,000	$43,102,000

Teleflex at a Glance:

Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the automotive, medical, aerospace, marine and industrial markets worldwide. Teleflex employs more than 19,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex, including a recent archived conference call with analysts and investors, can be obtained from the company’s website on the Internet at www.teleflex.com.

Forward-looking information:

Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Securities and Exchange Commission filings.

Notes:

During the quarter, the company announced that it had been notified that a jury had rendered a verdict against one of its subsidiaries in a trademark infringement case in the amount of $2.6 million as “reasonable royalties” and an additional $32.2 million as “unjust enrichment.” Judgment was not entered on the verdict and the trial judge has reserved judgment on the matter. Under applicable Federal trademark law, the trial judge has the discretion to determine whether and in what amount an award for unjust enrichment will be made. As of April 14, 2004, no judgment had been entered on this matter. The company cannot predict when judgment will be entered in this case, nor predict what amount, if any, may be awarded for unjust enrichment.

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As disclosed in the company’s 2003 Form 10-K, FIN 46R is effective for the period ended March 28, 2004. Management has identified four non-consolidated entities as Variable Interest Entities (VIEs) where the company is considered the primary beneficiary. The company’s net investment in these VIEs is $10 million as of March 28, 2004 and is included in Investments in affiliates. Third party appraisers will evaluate the fair value of these entities in accordance with the provisions of FIN 46R, but management does not expect that these fair value assessments will have a material impact on the company’s financial position, results of operations or cash flows.

For more information please refer to the company’s 2003 Form 10-K and annual report to shareholders available at www.teleflex.com.

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